Exhibit 99.3

GrowGeneration Purchases GreenLife Garden Supply

Creates Northeast Hydroponic Supply Operations in Excess of $15 Million

DENVER, CO, May 14, 2019 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”),  the largest chain of specialty retail hydroponic and organic garden centers, with 21 locations serving both commercial and home growers, today announced that it has purchased the assets of GreenLife Garden Supply, with 2 locations in Maineand 1 location in New Hampshire. Following the acquisition, GrowGen now has 5 retail and warehouse locations servicing the growing number of commercial cultivators in the New England market.

GrowGen CEO Comments:

“GreenLife marks our 5th acquisition in 2019, adding $7 Million in revenue to our Company. GreenLife, strategically located in the heart of New England, adds one of the largest and highest volume hydroponic chains in the country. Further, this acquisition positions the Company well to service the adjacent states, New York and New Jersey, that have been actively moving towards adult-use legalization.  GreenLife has a seasoned team and we are excited that the founder, Sean Reardon will be continuing in an executive sales and business development role for GrowGen.”

Northeast Market Overview:

Maine

National marijuana consultants estimate that the size of the total marijuana market in Maine could grow to $325 million by 2020.

Massachusetts

With a total of 100 recreational marijuana business licenses, recreational marijuana sales in Massachusetts have topped $100 million, according to new sales data from the Cannabis Control Commission.  As of April 30th, 2019, the industry reported selling $104 million worth of products since the first store opened for recreational sales in November 2018.

New York

New York could raise about $300 million in annual revenue from recreational marijuana, according to Gov. Andrew M. Cuomo. Cuomo estimated that nearly 1.3 million New Yorkers would initially access the legal market, generating state and local tax revenues between $248.1 million and $677.7 million, based on tax rates between 7 percent and 15 percent.

New Jersey

Marijuana Business Daily projects a legal recreational industry in New Jersey could potentially generate $1.2 billion-$1.5 billion in annual retail sales by 2023.  With 9 million people, and 100 million visitors annually, New Jersey is an extremely attractive state for a robust legal market.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 24 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, 3 locations in Maine, and 1 location in New Hampshire. GrowGen also operates an online superstore for cultivators, at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGen branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

SOURCE GrowGeneration